UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __ )

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Raymond James Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated February 4, 2026 (the “Supplement”), is being filed solely to update and clarify certain disclosure set forth in Raymond James Financial, Inc.’s (the “Company”) definitive proxy statement for its 2026 Annual Meeting of Shareholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on January 7, 2026. This Supplement updates the disclosure included in the Proxy Statement relating to Proposal 3 (Approval of the Amended and Restated 2012 Stock Incentive Plan) to provide additional information regarding the awards that have been issued under the 2012 Plan as of the Record Date of December 17, 2025, total potential dilution, burn rate and the expected duration of our A&R Plan.

This Supplement, which is being disclosed on a voluntary basis by the Company, may be helpful to our shareholders and proxy advisory firms in determining how to vote or recommend a vote on the proposal set forth in Proposal 3.

No other changes have been made to the Proxy Statement or to the matters to be considered by the shareholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement.

SUPPLEMENT TO PROXY STATEMENT

As described above, the Company is providing supplemental disclosure to clarify the presentation of previously granted awards under the Company’s existing 2012 Plan. The original disclosure in the Proxy Statement applied the 2012 Plan’s fungible share ratio to the calculation of all previously granted awards, in which each share issued in connection with an award (other than stock options and stock appreciation rights) was counted against the 2012 Plan’s share reserve as 2.8 shares, which had the effect of overstating the 2012 Plan’s dilutive impact to shareholders. The revised disclosure reflects the actual number of shares subject to awards that have been granted and more accurately represents the A&R Plan’s expected dilution. This revised methodology for calculating the number of shares subject to outstanding awards is consistent with the changes to the A&R Plan design that eliminate the 2.8-to-1 fungible share ratio.

In connection with Proposal 3 (Approval of the Amended and Restated 2012 Stock Incentive Plan), the information set forth in the second paragraph under the caption “Background” on page 74 of the Proxy Statement is hereby amended and supplemented by the bolded text below:

“As of December 17, 2025, we had a total of 6,495,168 shares subject to outstanding awards issued under the 2012 Plan, of which 6,460,293 are subject to full value awards and 34,875 are subject to options with a weighted average price of $59.71 and weighted average term of less than one year. In addition, as of December 17, 2025, since plan inception 28,556,363 shares had been issued as a result of vesting or exercise of awards under the 2012 Plan, 38,714,263 shares had been subject to options and other awards granted under the 2012 Plan and only 7,590,594 shares remained available for the grant of awards under the 2012 Plan.”

In addition, for an enhanced understanding of the Company’s recent equity grant practices and related potential dilution, as well as our burn rate and the expected duration of the proposed additional share reserve under the A&R Plan, we are providing the following supplemental information:

Share Information on Equity Compensation Plans as of December 17, 2025

The information included in the Proxy Statement is updated by the following information regarding our outstanding equity awards and shares available for future awards under the 2012 Plan as of December 17, 2025, adjusted as described above:

Total number of stock options outstanding (1)	34,875
Total number of full value awards outstanding (includes restricted stock, restricted stock units (RSUs) and performance-based RSUs ) (2)	6,460,293
Total number of shares remaining available for future grant under the 2012 Plan (3)	7,590,594
Total number of shares of common stock outstanding	197,469,899

(1)

The weighted-average exercise price of the stock options outstanding was $59.71 and the weighted-average remaining term of the stock options outstanding was less than one year. The Company did not have any stock appreciation rights outstanding as of December 17, 2025.

(2)	Assumes performance-based RSU awards will vest and pay out based on target performance levels being achieved.
(3)

Represents the total number of shares available for future awards under the 2012 Plan reflecting performance-based RSU awards at target payout. The 2012 Plan was our only active equity compensation plan (other than the 2003 Employee Stock Purchase Plan) as of December 17, 2025.

Total Potential Dilution. We are committed to using equity incentive awards prudently, within reasonable limits, and subject to performance and service-based vesting requirements. Our equity plan dilution rate (or overhang) as of December 17, 2025 was 7% (calculated by dividing (1) the number of shares subject to awards outstanding plus the number of shares remaining available for grant under the 2012 Plan, by (2) the total number of common shares outstanding). If shareholders approve the A&R Plan, the issuance of 2,600,000 shares under the A&R Plan would increase our dilution rate by 1%, from 7% to 8%.

Burn Rate. We manage our long-term shareholder dilution by closely managing the number of equity awards granted annually and regularly engaging with our compensation consultant. We grant what we believe is an appropriate amount of equity necessary to attract, reward and retain our associates and advisors.

Burn rate is calculated as the number of shares granted over a set period divided by the weighted average number of shares outstanding. Burn rate generally demonstrates how quickly a company uses shares available under its equity compensation plans.

The following table provides our three-year average burn rate under the 2012 Plan:

	(in millions)
Element	FY 2025	FY 2024	FY 2023	Three-Year Average
Stock options granted	—	—	—	—
Time-based restricted stock, RSUs and deferred stock units granted (a)	1.9	1.8	1.9	1.9
Performance-based RSUs granted (b)	0.1	0.1	0.2	0.1
Total full-value awards ((a) + (b))	2.0	1.9	2.1	2.0
Weighted-average basic number of shares of common stock outstanding for the fiscal year	202.0	207.1	211.8	207.0
Burn Rate	.99%	.92%	.99%	.97%

Expected Plan Duration. Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the A&R Plan will be sufficient to provide awards for approximately three (3) years. However, the actual duration of the share reserve will depend on factors that cannot presently be determined, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, the rate of returned shares due to forfeitures, and how the Company chooses to balance total compensation between cash and equity-based awards.